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                                                                    EXHIBIT 99.1

                     SIMON SETTLES LAWSUITS WITH MCDONALD'S


         LOS ANGELES, CA, AUGUST 19, 2003 - SIMON WORLDWIDE, INC., (OTC BB:
SWWI.PK) announced today that it entered into an agreement with McDonald's Corporation to settle the pending litigation and all disputes between Simon and McDonald's.

         The litigation, including lawsuits filed by McDonald's in both Federal and state court in Illinois and by Simon in California state court, began in October 2001 and relate to the business relationship between Simon and McDonald's which included Simon's administration of promotional games offered to McDonald's customers. The relationship was terminated by McDonald's in August 2001 as a result of the arrest of a former Simon employee who subsequently pleaded guilty to embezzling winning pieces from the games.

         The agreement provides that settlement payments will not be made nor will the mutual releases be final until the Effective Date of the Boland Settlement, the settlement of numerous class and representative actions against Simon, McDonald's and others relating to the promotional games. Although the Boland Settlement has been approved by the court, its Effective Date is contingent upon the resolution of certain appeals of the Boland Settlement and of a case filed in California on behalf of California claimants which was dismissed as barred by the Boland Settlement. There can be no assurance as to when these conditions will be satisfied and the Boland Settlement and the settlement with McDonald's will take effect, but the Company expects it could take up to a year.

         Under the terms of the agreement with McDonald's, when the settlement is effective McDonald's will pay $6.9 million to Simon and assign to Simon its rights to certain insurance proceeds, which are expected to be approximately $9.7 million, resulting in a total payment to Simon of approximately $16.6 million.

         This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). These statements include statements regarding intent, belief or current expectations of the Company and its management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the Company's actual results to differ materially from the Company's expectations. Factors that could cause actual results to differ materially are discussed in the Company's Amended Cautionary Statement filed as Exhibit 99.1 to the Company's 2002 Annual Report of Form 10-K. Reference to this Cautionary Statement or Exhibit 99.1 in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of these factors may cause actual results to differ materially from those anticipated in such forward-looking statement or statements.